Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Exceeds Second Quarter 2004 Guidance and Posts Record Revenue

Second quarter net revenue up 44 percent and net income up 134 percent year over year

CARLSBAD, Calif.– July 28, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the second quarter ended June 30, 2004. Net revenue increased to $69.6 million for the second quarter of 2004, compared to $48.4 million for the second quarter of 2003, and $48.8 million for the first quarter of 2004. This represents a 44 percent increase year over year and a 43 percent increase quarter over quarter. These figures exceed the previous company guidance released on April 28, 2004 of net revenue in the range of $57 to $60 million.

Net income for the second quarter of 2004 was $6.0 million, or $0.13 per share on a fully diluted basis. This compares to second quarter 2003 net income of $2.6 million or $0.07 per share on a fully diluted basis, and a first quarter 2004 loss of $1.9 million or $0.04 per share on a fully diluted basis. This represents a 134 percent increase year over year. On a pro forma basis, net income for the second quarter of 2004 was $6.7 million or $0.15 per share on a fully diluted basis compared to second quarter 2003 net income of $2.6 million or $0.07 per share on a fully diluted basis, and first quarter 2004 net income of $3.0 or $0.07 per share on a fully diluted basis. This represents a 163 percent increase year over year and a 127 percent increase quarter over quarter. Pro forma results do not include: amortization expense related to intangible assets associated with Dot Hill’s acquisition of Chaparral Network Storage, Inc., the write-off of in-process research and development associated with this acquisition, an inventory write-off associated with the discontinued SANnet® II NAS project, and a favorable settlement of previously established restructuring reserves. These figures exceed the previous company guidance set on April 28, 2004 of earnings per share in the range of $0.09 to $0.11 on a fully diluted basis and pro forma earnings per share in the range of $0.10 to $0.12 on a fully diluted basis. A table reconciling GAAP and pro forma net income and fully diluted earnings per share is provided below.

“We are pleased to have set a new quarterly revenue record in the second quarter of 2004,” said James Lambert, Dot Hill’s president and chief executive officer. “That record can be attributed in part to our largest OEM customer exceeding its forecasts and the on-schedule releases of the SANnet II SATA and 1U Blade products which added approximately $4.0 million of incremental revenue.

“We also set new records in terabytes shipped. For the second quarter of 2004, terabytes shipped totaled 6,967 compared to 3,370 terabytes for the second quarter of 2003 and 3,883 terabytes for the first quarter of 2004. This represents an increase of 107 percent year over year and 79 percent quarter over quarter.

“In addition, Dot Hill’s acquisition of Chaparral, which took place in February of this year has already proven to be a success. Through the acquisition we gained innovative engineering resources and valuable intellectual property which will eventually be integrated into our SANnet II products. We acquired several existing patents and three new patents have since been issued to Dot Hill. Several other patent applications are pending. The corporate cultures have blended extremely well, and we look forward to the exciting new products that the engineering team will be releasing in the quarters to come.”

“Although shipments of the new SANnet II SATA and Blade products had a positive impact on revenue, the costs associated with these product introductions such as expedite charges, soft tooling, domestic production and relatively low start-up volumes resulted in lower gross margin,” said Preston Romm, Dot Hill’s chief financial officer. “Gross margin for existing SANnet II products remained flat as compared to the first quarter of 2004. We experienced similar costs and margins with the previous introductions of the SANnet II Fibre Channel and SCSI products, but increased gross margin for those products in the succeeding quarters as ramp-up costs were absorbed and volumes increased. With our new SATA and Blade products, we also anticipate gross margin improvement over the next several quarters.

“Our earnings guidance for the third quarter of 2004 is for net revenue in the range of $57 to $61 million and net income per share in the range of $0.08 to $0.10 on a fully diluted basis and a range of $0.09 to $0.11 on a pro forma basis. Based on the current visibility, we are taking a cautious view of the third quarter as this represents our largest customer’s first fiscal quarter, and includes the traditionally slow summer purchasing season. Additionally, we want to monitor the success of our new SATA product line and assess general concerns over IT spending in the near term like many other companies in our industry.”

A conference call regarding Dot Hill’s second quarter financial results is scheduled to take place today at 12:00 p.m. ET. Please join us for a live audio Webcast at http://www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 800-299-9630 (U.S.) or 617-786-2904 (International) at least five minutes prior to the start of the call and enter passcode 65441345. A replay of the Webcast will be available on the Dot Hill Web site following the conference call. For a telephone replay, dial
888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 63212427.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet II family of storage systems, RIO Xtreme™ storage servers, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include: Dot Hill’s financial results for the third quarter of 2004; net income and net income per share on a GAAP and pro forma basis for the first and second quarter of 2004; changes to future gross margins; the successful integration of Chaparral technology and business and its effect on Dot Hill as a whole; the effect of new product shipments on present and future results; anticipated development of new products; and Dot Hill’s relationship with its largest OEM customer. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
Net Revenue	$48,428	$69,604	$78,950	$118,385
Cost of Goods Sold	38,415	52,487	63,400	87,765

Gross Profit	10,013	17,117	15,550	30,620

Operating Expenses:
Sales and marketing	3,391	4,623	6,812	9,238
Research and development	2,841	4,734	4,897	9,105
General and administrative	1,610	2,304	3,071	4,618
Restructuring expenses	—	(391)	—	(391)
In-process research and development	—	—	—	4,700

Total operating expenses	7,842	11,270	14,780	27,270

Operating Income	2,171	5,847	770	3,350

Other Income (Expense):
Interest income	97	432	123	1,007
Interest expense	(23)	(145)	(70)	(285)
Gain (loss) on foreign currency transactions, net	320	(13)	302	154
Other income (expense), net	6	—	(18)	(23)
Total other income, net	400	274	337	853
Income Before Income Taxes	2,571	6,121	1,107	4,203

Income Tax Expense	11	126	11	91
Net Income	$2,560	$5,995	$1,096	$4,112

Net Income Attributable to Common Stockholders:
Net income	$2,560	$5,995	$1,096	$4,112
Dividends on preferred stock	(36)	—	(141)	—
Net income attributable to common stockholders	$2,524	$5,995	$955	$4,112

Net Income Per Share:
Basic	$0.08	$0.14	$0.03	$0.09
Diluted	$0.07	$0.13	$0.03	$0.09

Weighted Average Shares Used to Calculate Net Income Per Share:
Basic	31,576	43,383	28,877	43,349
Diluted	35,669	46,279	32,954	46,609

Comprehensive Operations:
Net income	$2,560	$5,995	$1,096	$4,112
Foreign currency translation adjustments	(92)	8	(177)	1
Net unrealized loss on short-term investments	(16)	(375)	(16)	(378)
Comprehensive income	$2,452	$5,628	$903	$3,735

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share information)

	December 31, 2003	June 30, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$138,563	$46,693
Short-term investments	52,982	78,614
Accounts receivable, net of allowance of $467 and $611	14,558	38,369
Inventories	3,158	4,521
Prepaid expenses and other	1,836	2,372
Total current assets	211,097	170,569

Property and equipment, net	4,791	8,306
Goodwill	343	57,111
Other intangible assets, net	—	9,195
Other assets	2,212	1,306

Total assets	$218,443	$246,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,533	$40,029
Accrued compensation	4,459	3,063
Accrued expenses	2,052	4,345
Deferred revenue	1,028	1,010
Income taxes payable	1,005	1,019
Current portion of restructuring accrual	370	168
Total current liabilities	33,447	49,634

Restructuring accrual, net of current portion	554	156
Note payable	—	6,000
Accrued interest	—	1,113
Borrowings under lines of credit	247	210
Other long-term liabilities	62	835

Total liabilities	34,310	57,948

Stockholders’ Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 43,307 and 43,468 shares issued and outstanding at December 31, 2003 and June 30, 2004, respectively	43	43
Additional paid-in capital	275,827	276,488
Deferred compensation	(28)	(18)
Accumulated other comprehensive loss	(263)	(640)
Accumulated deficit	(91,446)	(87,334)
Total stockholders’ equity	184,133	188,539

Total liabilities and stockholders’ equity	$218,443	$246,487

Reconciliation of Differences between GAAP and Pro Forma Financial Measures

We may from time to time discuss this quarter’s performance using the pro forma financial measures presented below. The following table provides a reconciliation of the differences between the pro forma financial measures presented below and the most directly comparable financial measures calculated and presented in accordance with GAAP.

	Three Months Ended
	6/30/03	6/30/04	3/31/04

GAAP Net Income (Loss)	$2,560	$5,995	$(1,883)
Add back:
Write-off of in-process R&D	—	—	4,606
Amortization of intangible assets	—	738	246
Write-off of discontinued inventory	—	376	—
Reversal of restructuring accrual	—	(383)	—

Net income, adjusted for the items above	$2,560	$6,726	$2,969

	Three Months Ended
	6/30/03	6/30/04	3/31/04

GAAP Diluted Net Income (Loss) Per Share	$0.07	$0.13	$(0.04)
Add back:
Write-off of in-process R&D	—	—	0.10
Amortization of intangible assets	—	0.02	0.01
Write-off of discontinued inventory	—	0.01	—
Reversal of restructuring accrual	—	(0.01)	—

Diluted Net Income Per Share, adjusted for the items above	$0.07	$0.15	$0.07

The pro forma measures provided above, which remove the charge for in-process research and development incurred in connection with our acquisition of Chaparral, the related expense resulting from the amortization of intangible assets with finite lives acquired in connection with the acquisition Chaparral, the write-off of discontinued NAS inventory and the impact of reversing of a portion of our restructuring accrual related to our former New York office from the most directly comparable GAAP measures, are included to aid readers of the financial statements in further understanding our quarterly performance and the impact that certain items and events had on our financial results. The pro forma financial measures provided above should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

###